Exhibit 10.3

Execution Version

SECOND AMENDED AND RESTATED

NONCOMPETITION AGREEMENT

BY AND AMONG

PATTERN ENERGY GROUP LP,

PATTERN ENERGY GROUP INC., AND

PATTERN ENERGY GROUP 2 LP

Dated as of June 16, 2017

TABLE OF CONTENTS

Article I

DEFINITIONS

Section 1.1	Definitions	1

Article II

Exclusivity

Section 2.1	Exclusivity	3

Article III

MISCELLANEOUS

i

SECOND AMENDED AND RESTATED NONCOMPETITION AGREEMENT

THIS SECOND AMENDED AND RESTATED NONCOMPETITION AGREEMENT is entered into on, and effective as of June 16, 2017, by and between Pattern Energy Group LP, a Delaware limited partnership (“PEG LP”), Pattern Energy Group Inc., a Delaware corporation (“PEG Inc.”), and Pattern Energy Group 2 LP, a Delaware limited partnership (“PEG 2”).

R E C I T A L S:

A.       PEG LP and PEG Inc. entered into a Non-Competition Agreement, dated as of October 2, 2013 (the “Initial Agreement”) to evidence their understanding with respect to certain interests in Projects.

B.       The Parties entered into the Amended and Restated Non-Competition Agreement, dated December 8, 2016 (the “A&R Agreement”), amending and restating the Initial Agreement to, among other things, add PEG 2 as a party.

C.       The Parties desire to amend and restate the A&R Agreement to further provide for their rights and obligations as described herein.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend and restate the A&R Agreement in its entirety and further agree as follows:

Article I

DEFINITIONS

Section 1.1            Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“A&R Agreement” is defined in the introduction to this Agreement.

“Agreement” means this Second Amended and Restated NonCompetition Agreement, as it may be amended, modified, or supplemented from time to time in accordance with Section 3.7 hereof.

“Applicable Law” means any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, Order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter, of a Governmental Authority having valid jurisdiction.

“Business Day” means a day other than a Saturday, Sunday or any other day on which commercial banks in Toronto, Ontario or New York, NY are authorized or required by Applicable Law to close. Any event the scheduled occurrence of which would fall on a day that is not a Business Day shall be deferred until the next succeeding Business Day.

“Control” or “controlled” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Equity Interests” means all shares, capital stock, partnership or limited liability company interests, units, participations, distribution rights, joint venture interest or similar equity interests issued by any Person, however designated.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means:

(i)                 any government, whether national, federal, provincial, state, territorial, municipal or local (whether administrative, legislative, executive or otherwise);

(ii)               any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality having legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions of, or pertaining to, government;

(iii)             any court, commission, individual, arbitrator, arbitration panel or other body having adjudicative, regulatory, judicial, quasijudicial, administrative or similar functions; and

(iv)             any other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange or professional association.

“Order” means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Governmental Authority.

“Parties” means the parties to this Agreement and their successors (whether through merger or otherwise) and permitted assigns.

“PEG 2” is defined in the introduction to this Agreement.

“PEG 2 Entities” means PEG 2 and any Person Controlled by PEG 2, other than the PEG Inc. Entities.

“PEG 2 LPA” means that certain Second Amended and Restated Agreement of Limited Partnership of PEG 2, dated as of the date hereof.

“PEG 2 Purchase Rights Agreement” means that certain Amended and Restated Purchase Rights Agreement, entered into on, and effective as of the date hereof, among PEG 2, PEG Inc., and, solely with respect to Article III thereof, Pattern Energy Group Holdings 2 LP, a Delaware limited partnership, and Pattern Energy Group Holdings 2 GP LLC, a Delaware limited liability company, as the same may be amended from time to time.

“PEG Inc.” is defined in the introduction to this Agreement.

“PEG Inc. Entities” means PEG Inc. and any Person Controlled by PEG Inc.

“PEG LP” is defined in the introduction to this Agreement.

“PEG LP Entities” means PEG LP and any Person Controlled by PEG LP, other than the PEG Inc. Entities.

“PEG LP Purchase Rights Agreement” means that certain Amended and Restated Purchase Rights Agreement, entered into on, and effective as of the date hereof, among PEG LP, PEG Inc., and, solely with respect to Article IV thereof, Pattern Energy Group Holdings LP, a Delaware limited partnership, and Pattern Energy GP LLC, a Delaware limited liability company, as the same may be amended from time to time.

“PEG LP Retained Assets” means the development assets owned by PEG LP as set forth on Schedule 1 attached hereto.

“Person” means an individual, corporation, partnership, joint venture, trust, limited liability company, unlimited liability company, unincorporated organization or any other entity.

“Project” means any power generation, storage or transmission development project, prior to completion of construction.

“Relevant Geographies” means the United States, Canada, and Mexico.

Article II

Exclusivity

Section 2.1            Exclusivity.

(a)                Each of PEG Inc. and PEG LP hereby grant PEG 2 the exclusive right to develop, and each of PEG Inc. and PEG LP hereby agree to refrain from developing or otherwise entering into any agreement or arrangement with a Person other than PEG 2 to develop, all Projects located in the Relevant Geographies except: (i) any development activities intended to expand, improve, enhance or protect an existing power generation, transmission or storage facility that is directly or indirectly managed or majority owned by PEG Inc. as of the applicable date of determination (a list of such facilities as of the date hereof is set forth on Schedule 2 attached hereto); (ii) any Project associated with a PEG LP Retained Asset; (iii) any Project acquired in whole or in part by PEG Inc. or a Permitted Assignee (as defined in the PEG 2 Purchase Rights Agreement) pursuant to the PEG 2 Purchase Rights Agreement; (iv) any Project acquired in whole or in part by PEG Inc. or a Permitted Assignee (as defined in the PEG LP Purchase Rights Agreement) pursuant to the PEG LP Purchase Rights Agreement, or (v) any Project that has issued or achieved, or the parties agree (acting reasonably) is likely to issue or achieve within thirty (30) days of closing an acquisition of such Project, readiness for construction financing or issuance of full notice to proceed; provided, however, that nothing in this Section 2.1 shall restrict PEG Inc. from acquiring (whether through a stock or asset purchase, merger, combination, amalgamation or other business combination transaction) any company or business that is principally engaged in the business of owning and operating renewable energy facilities (“Operating Business”); provided, further, that a portfolio of Projects for sale is not an Operating Business and, if it contains a mix of development, construction or operating Projects, PEG 2 and PEG Inc. will reasonably cooperate to split the assets so that PEG 2 may acquire (whether through a stock or asset purchase, merger, combination or other business combination transaction) the development Projects and PEG Inc. may acquire (whether through a stock or asset purchase, merger, combination or other business combination transaction) the construction and operating Projects contained in such portfolios, on mutually acceptable terms.

(b)               Until such time as a controlling interest in Green Power Investments is no longer held by PEG LP (whether by sale of equity or a sale of all or substantially all assets of Green Power Investments), each of PEG Inc. and PEG 2 hereby grant PEG LP the exclusive right to develop, and each of PEG Inc. and PEG 2 hereby agree to refrain from developing or otherwise entering into any agreement or arrangement with a Person other than PEG LP to develop, all Projects in Japan except: (i) any development activities intended to expand, improve, enhance or protect an existing power generation, transmission or storage facility that is directly or indirectly managed or majority owned by PEG Inc. as of the applicable date of determination, (ii) any Project acquired in whole or in part by PEG Inc. or a Permitted Assignee (as defined in the PEG 2 Purchase Rights Agreement) pursuant to the PEG 2 Purchase Rights Agreement, (iii) any Project acquired in whole or in part by PEG Inc. or a Permitted Assignee (as defined in the PEG LP Purchase Rights Agreement pursuant to the PEG LP Purchase Rights Agreement, or (iv) any Project that has issued or achieved, or the parties agree (acting reasonably) is likely to issue or achieve within thirty (30) days of closing an acquisition of such Project, readiness for construction financing or issuance of full notice to proceed; provided, however, that nothing in this Section 2.1(b) shall restrict PEG Inc. from acquiring (whether through a stock or asset purchase, merger, combination or other business combination transaction) any company or business that is principally engaged in the business of owning and operating renewable energy facilities (“Operating Business”); provided, further, that a portfolio of Projects for sale is not an Operating Business and, if it contains a mix of development, construction or operating Projects, PEG 2 and PEG Inc. will reasonably cooperate to split the assets so that PEG 2 may acquire (whether through a stock or asset purchase, merger, combination or other business combination transaction) the development Projects and PEG Inc. may acquire (whether through a stock or asset purchase, merger, combination or other business combination transaction) the construction and operating Projects contained in such portfolios on mutually acceptable terms. If PEG 2 or PEG Inc. acquires (whether through a stock or asset purchase, merger, combination or other business combination transaction) a direct or indirect controlling interest in Green Power Investments (the “Japanese Development Acquisition”), then effective upon such Japanese Development Acquisition, and without further action, each of PEG LP and either of PEG Inc. or PEG 2 (to the extent it is not the acquirer of such Japanese Development Acquisition) hereby grant to the acquirer of such Japanese Development Acquisition the exclusive right to develop all Projects in Japan subject to the exceptions set forth in clauses (i) through (iv) above.

Article III

MISCELLANEOUS

Section 3.1            Choice of Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, excluding any conflict-oflaws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction irrespective of the choice of laws principles. Subject to Section 3.2, each Party hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in New York, New York in connection with any claim, suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or any dealings between the Parties relating to the subject matter of this Agreement and the relationship that is being established. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM, SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED.

Section 3.2            Enforcement. Each Party agrees and acknowledges that the other Parties do not have an adequate remedy at law for the breach by any such Party of its covenants and agreements set forth in this Agreement, and that any breach by any such Party of its covenants and agreements set forth in this Agreement would result in irreparable injury to such other Party. Each Party shall be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement (including costs of enforcement) and to exercise any and all other rights existing in its favor. The Parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each Party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for, and shall be entitled to specific performance or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation or threatened violation of the provisions of this Agreement.

Section 3.3            Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing the same in the mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by privatecourier, prepaid, or by telecopier to such party. Notice given by personal delivery or mail shall be effective upon actual receipt. Couriered notices shall be deemed delivered on the date the courier represents that delivery will occur. Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.3.

Section 3.4            Entire Agreement. This Agreement, the PEG LP Purchase Rights Agreement and the PEG 2 Purchase Rights Agreement constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

Section 3.5            Termination. Upon the termination of all of PEG Inc.’s collective purchase rights set forth in Articles III and IV of the PEG LP Purchase Rights Agreement in accordance with the terms of the PEG LP Purchase Rights Agreement, this Agreement shall automatically and immediately terminate as between PEG Inc. and PEG LP, but will remain in full force and effect as between PEG Inc. and PEG 2 and as between PEG LP and PEG 2.

(b)               Upon the termination of all of PEG Inc.’s collective purchase rights set forth in Articles II and III of the PEG 2 Purchase Rights Agreement in accordance with the terms of the PEG 2 Purchase Rights Agreement, this Agreement shall automatically and immediately terminate as between PEG Inc. and PEG 2, but will remain in full force and effect as between PEG Inc. and PEG LP and as between PEG 2 and PEG LP.

(c)                Notwithstanding anything to the contrary, upon the earlier to occur of (i) the wind-up of PEG 2 pursuant to the terms of the PEG 2 LPA and (ii) PEG 2’s rejection of three (3) or more First Rights Project Offers (as defined in the PEG 2 Purchase Rights Agreement) in accordance with the terms of the PEG 2 Purchase Rights Agreement, representing a cumulative net capacity of at least 600 MW, in the aggregate, PEG Inc. shall have the right to terminate Section 2.1.

Section 3.6            Waiver; Effect of Waiver or Consent. Any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto or (b) waive compliance with any agreement or condition of any other Party contained herein. Except as otherwise specifically provided herein, any such extension or waiver shall be valid only if set forth in a written instrument duly executed by the party or parties to be bound thereby. No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a waiver or consent of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Section 3.7            Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto.

Section 3.8            Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, that this Agreement shall be binding on the Parties and their respective successors (whether through merger or otherwise) and permitted assigns.

Section 3.9            Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 3.10        Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 3.11        Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires, (b) references to the terms Article, Section, paragraph, and Schedule are references to the Articles, Sections, paragraphs, and Schedules to this Agreement unless otherwise specified, (c) the word “including” and words of similar import shall mean “including, without limitation,” (d) provisions shall apply, when appropriate, to successive events and transactions, (e) the headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 3.12        Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Section 3.13        Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no party to this Agreement shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such party to be in violation of any Applicable Law.

Section 3.14        No Third Party Beneficiaries. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no other Person, including any limited partner, member or equity holder of PEG LP, PEG 2 or PEG Inc., shall have the right, separate and apart from PEG LP, PEG 2 and PEG Inc., as applicable, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the date of this Agreement.

PATTERN ENERGY GROUP LP

By:	/s/ Daniel M. Elkort
	Its:	Daniel M. Elkort
Vice President

PATTERN ENERGY GROUP INC.

By:	/s/ Esben Pedersen
	Its:	Esben Pedersen
Chief Investment Officer

PATTERN ENERGY GROUP 2 LP

By:	/s/ Dyann Blaine
	Its:	Dyann Blaine
Vice President

Signature Page to
Second Amended and Restated Non-Competition Agreement

SCHEDULE 1

PEG LP Retained Assets

PEG LP Retained Asset	Location	Approximate Owned MW
Meikle	British Columbia	180
Conejo Solar	Chile	84
Belle River	Ontario	50
Henvey Inlet	Ontario	150
Mont Sainte-Marguerite	Québec	147
North Kent	Ontario	43
El Cabo	New Mexico	147

Schedule 1

SCHEDULE 2

PEG Inc. Facilities

Project Name	Size (MW)
Gulf Wind, TX	283
Hatchet Ridge, CA	101
St. Joseph, MB	138
Spring Valley, NV	152
Santa Isabel,Puerto Rico	101
Ocotillo, CA	265
South Kent,ON	270
El Arrayán, Chile	115
Panhandle 1, TX	218
Panhandle 2, TX	182
Grand,ON	149
Post Rock, KS	201
Lost Creek, MO	150
K2,ON	270
Logan’s Gap, TX	200
Amazon Wind Farm (F),IN	150
Broadview, NM	324
Armow, ON	180

Schedule 2